ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

090301

Certificate of Change Pursuant to NRS 78.209

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

1. Name of corporation:

ITEX Corporation

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

common stock, $.01 par value, 45,000,000 shares authorized
preferred stock, $.01 par value, 5,000,000 shares authorized

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

common stock, $.01 par value, 9,000,000 shares authorized
preferred stock, $.01 par value, 5,000,000 shares authorized

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

One (1) post-change share of common stock will be issued in exchange for five (5) pre-change shares of common stock. No shares of preferred stock are currently issued or outstanding.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Stockholders who would otherwise be entitled to fractional shares will receive cash in lieu of fractional shares. Less than one percent (<1%) of outstanding shares are affected by the cash out.

7. Effective date of filing: (optional) 12:01 a.m. Eastern Daylight Time on May 3, 2010

(must not be later than 90 days after the certificate is filed)

8. Signature: (required)

X [signature]

Signature of Officer

President and CEO

Title

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.